                                                                    EXHIBIT 12.2


                            PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)



                                         Six Months                         Years Ended December 31,
                                       Ended June 30,   ---------------------------------------------------------------
                                           1995           1994          1993         1992         1991         1990
                                        -----------     ----------    ----------   ----------   ----------   ----------

Earnings (loss) before taxes            $   (92,828)    $   44,385    $  407,576   $  339,115   $  226,247   $ (102,633)
                                        -----------     ----------    ----------   ----------   ----------   ----------

Fixed charges:

  Interest                                1,015,573      1,428,653     1,130,712      879,242    1,056,124    1,242,151

  Interest factor in rents                   29,600         51,102        50,133       45,962       43,804       42,223
                                        -----------     ----------    ----------   ----------   ----------   ----------

  Total fixed charges                     1,045,173      1,479,755     1,180,845      925,204    1,099,928    1,284,374
                                        -----------     ----------    ----------   ----------   ----------   ----------

Earnings before taxes and
  fixed charges                         $   952,345     $1,524,140    $1,588,421   $1,264,319   $1,326,175   $1,181,741
                                        ===========     ==========    ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges           *                 1.0           1.3          1.4          1.2       **
                                        ===========     ==========    ==========   ==========   ==========   ==========


For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.

* Earnings were inadequate to cover fixed charges and would have had to increase $92,828 in order to cover the deficiency.

** Earnings were inadequate to cover fixed charges and would have had to increase $102,633 in order to cover the deficiency.